Exhibit 99.02

Neuralstem Prices Underwritten Public Offering of Securities

GERMANTOWN, MD, May 3, 2016 -- Neuralstem, Inc. (Nasdaq: CUR), a biopharmaceutical company focused on the development of central nervous system therapies based on its neural stem cell technology, today announced the pricing of an underwritten public offering of 20,000,000 shares of its common stock at a public offering price of $0.40 per share and warrants to purchase 20,000,000 shares of common stock. The warrants have an exercise price of $0.40 per share, are immediately exercisable and expire on the fifth anniversary of the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately.

The offering is expected to close on May 6, 2016, subject to customary closing conditions. Roth Capital Partners is acting as sole book-runner and Brean Capital is acting as co-manager in the offering.

The gross proceeds of the offering are expected to be approximately $8 million, before deducting underwriting discounts and commissions and other estimated offering expenses, excluding the exercise of any warrants. Neuralstem intends to use the net proceeds from this underwritten offering to fund regulatory, pre-clinical and clinical activities and general corporate purposes, including working capital and the repayment of debt.

The securities described above are being offered by Neuralstem pursuant to a shelf registration statement on Form S-3, previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC. A final prospectus supplement related to the offering will be filed with the SEC and available on the SEC's website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Neuralstem

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for multiple central nervous system diseases and conditions.

Neuralstem's ability to generate neural stem cell lines from human hippocampus, which were used for systematic chemical screening for neurogenesis effect, has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The Company has completed Phase 1a and 1b trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is currently conducting a Phase 2 efficacy study for MDD.

Neuralstem's first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS). Neuralstem has completed two clinical studies, in a total of thirty patients, which met primary safety endpoints. In addition to ALS, NSI-566 is also in a Phase 1 study to treat paralysis due to chronic spinal cord injury, as well as in a Phase 1 study to treat paralysis from ischemic stroke.

Cautionary Statement Regarding Forward Looking Information

This press release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the SEC, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," “estimate,” "plan," "believe," "seek," “may” or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2015, and filed with the Securities and Exchange Commission (SEC) on March 14, 2016, and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

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Contact:
Neuralstem – Investor Relations:
Danielle Spangler	301.366.1481